SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549




                               FORM 8-K

                            CURRENT REPORT


                   Pursuant to Section 13 or 15(d)
                of the Securities Exchange Act of 1934


                           February 22, 1994


                           CAESARS WORLD, INC.


           (Exact name of issuer as specified in its charter)

        Florida               1-5979          59-0773674
   (State or Other          (Commission      (IRS Employer of
    Jurisdiction             File Number)     Identification
    Incorporation                             Number)
    or Organization)

    1801 Century Park East                        90067
       Suite 2600                              (Zip Code)
   Los Angeles, California
    (Address of Principal
      Executive Offices)


                             (310) 552-2711
           Registrant's telephone number, including area code


Item 5.   Other Events

On February 22, 1994, Registrant issued the following press release:

LOS ANGELES, CALIFORNIA -- Caesars World, Inc. (NYSE: CAW) today announced net income for the fiscal 1994 second quarter was $21,960,000, or 90 cents per share, compared with $25,527,000, or $1.05 per share, in the fiscal 1993 second quarter. Revenue for the quarter ended January 31, 1994, totaled $257,981,000, compared with $264,473,000 in the prior-year quarter.

     Net income for the first six months of fiscal 1994 was a record $49,808,000, or $2.04 per share, compared with $40,494,000, or $1.66 per share, in the comparable fiscal 1993 period. Revenue for the six months of fiscal 1994 amounted to $527,064,000, compared with $497,035,000 in the same prior-year period.

     Henry Gluck, chairman and chief executive officer, noted that a major contributor to the decline in the quarterly comparisons was lower table-game win percentages in the company's Nevada operations. "We are nevertheless pleased that Caesars Palace in Las Vegas continued to maintain its strong casino play in spite of the opening of three mega-resorts and the ensuing nationwide publicity and marketing programs that are part of all major openings," he said.

     Gluck pointed out that improved results throughout the company accounted for the fiscal 1994 six-month performance which established records in revenue, net income and earnings per share for any comparable period in Caesars
World's history.

     In the company's Nevada operations, the table-game win percentage for the fiscal 1994 second quarter, although above historical averages, was still below the prior-year quarter and was the principal contributor to declines in both revenue and contributions to operating income. The level of table-game activity was about the same during both quarters. Slot machine activity in Nevada was about 5 percent higher in the 1994 quarter but this was offset by a lower slot win percentage resulting in a relatively flat quarterly slot revenue comparison. Higher marketing and staffing expenses were partially offset by a lower provision for doubtful accounts during the 1994 second quarter.

     Six-month results from Nevada in fiscal 1994 reflected all-time record table-game activity and win, a higher table-game win percentage compared with the same 1993 six months, and a 7 percent rise in slot win over the comparable 1993 period. The fiscal 1994 six-month results were partially offset by increased marketing expenses and a higher provision for doubtful accounts.
     In New Jersey, the lower results during fiscal 1994 can be primarily attributed to increased competition and recent bad weather. Caesars Atlantic City's lower casino revenue during the fiscal 1994 reporting periods was due to a decline in table-game and slots activity, offset in part by an increase in table-game win percentages and the opening late in October of a Simulcast Casino. This new area features high-tech horse race betting, a poker section and additional casino table games. Caesars Atlantic City's contributions to operating income in fiscal 1994 benefited from a reduction in expenses.

     Caesars World's net interest expenses have decreased due to lower outstanding debt and a debt refinancing which was substantially completed during the fiscal 1993 first quarter.


                               CAESARS WORLD, INC
                         SUMMARY OF EARNINGS - Unaudited
                   (In thousands, except net income per share)
                                   Three Months           Six Months
For the periods ended January 31       1994       1993      1994       1993
Revenue
    Nevada                          $168,048    $171,950   $323,272   $290,181
    New Jersey                        76,048      79,552    170,084    174,615
          Casino/hotel operations    244,096     251,502    493,356    464,796

    Pocono Resorts                     8,882       8,184     23,374     21,910
    Other (a)                          5,003       4,787     10,334     10,329
          Total revenue             $257,981    $264,473   $527,064   $497,035

Contributions to operating income
    Nevada                          $ 38,319    $ 42,466   $ 65,803   $ 55,697
    New Jersey                         7,140       8,939     29,782     28,768
          Casino/hotel operations     45,459      51,405     95,585     84,465

    Pocono Resorts                       371         188      5,448      5,017
    Other expenses (a)                (6,174)     (4,749)   (10,775)    (8,930)
          Operating income            39,656      46,844     90,258     80,552

Interest income and dividend income      719         179      1,647        986
Interest expense                      (4,668)     (5,850)    (9,778)   (16,225)

Income before income taxes            35,707      41,173     82,127     65,313

Income taxes (b)                      13,747      15,646     32,319     24,819

          Net income                $ 21,960    $ 25,527   $ 49,808   $ 40,494

Net income per share                $    .90    $   1.05   $   2.04   $   1.66

Average number of common and common
  equivalent shares outstanding       24,535      24,394     24,468     24,328


(a) Other revenue is primarily from merchandising operations. Other expenses include the contribution from merchandising operations and corporate expenses.

(b) The effective income tax rate during the six months ended January 31, 1994, was 1.4 percentage points higher than the same period in 1993. The higher tax rate reflects the impact of two non-recurring tax charges. In August 1993, the Federal tax rate increased, retroactive to January 1, 1993, from 34 to 35 percent. The company also changed its method for income tax accounting by adopting FASB 109 effective August 1, 1993. The impact of this cumulative change in accounting and the retroactive change in the corporate tax rate aggregated a net charge of approximately $750,000 in the first quarter of fiscal 1994.

                                        SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        CAESARS WORLD, INC.


                                        By /s/Roger Lee
                                           Senior Vice President,
                                           Finance & Administration

February 23, 1994